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Exhibit 5.17

Stephen W. Sutherlin
Attorney at Law

Telephone: 317-639-5454
Fax: 317-632-1319
E-mail: ssutherlin@silegal.com

September 26, 2011

Mercy Ambulance of Evansville, Inc.
c/o Emergency Medical Service Corporation
6200 South Syracuse Way, Suite 200
Greenwood, Colorado 80111

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

        We have acted as special Indiana counsel to Mercy Ambulance of Evansville, Inc., an Indiana corporation (the "Indiana Guarantor") in connection with the preparation and filing with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 filed with the Commission on September 26, 2011 (the "Registration Statement") relating to the exchange by Emergency Medical Services Corporation (the "Issuer") of $950,000,000 aggregate principal amount of the Issuer's 8.125% Senior Notes due 2019 (the "Old Notes"), for up to $950,000,000 aggregate principal amount of the Issuer's 8.125% Senior Notes due 2019 (the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement. The New Notes are to be issued pursuant to the Indenture, dated as of May 25, 2011, among CDRT Merger Sub, Inc., a Delaware corporation ("CRDT"), Wilmington Trust FSB, a federal savings bank, as trustee (the "Trustee"), the Indiana Guarantor and other parties named therein, as amended by the First Supplemental Indenture, dated as of May 25, 2011, among CRDT, Trustee, the Indiana Guarantor and the other parties named therein, as further amended by the Second Supplemental Indenture, dated as of May 25, 2011 (together with such indenture, the "Indenture"), among the Issuer, as successor to CRDT, the Trustee, the Indiana Guarantor and the other parties named therein.

        In connection with this opinion, we have examined:

  1)
  the Indenture;

  2)
  the form of the New Notes included as Exhibit A to the Indenture;

September 26, 2011

  3)
  the Registration Statement; and

  4)
  the corporate records of the Indiana Guarantor with respect to the formation and existence of the Indiana Guarantor.

        The Indenture and the New Notes are sometimes herein referred to collectively as the "Transaction Documents."

        We have also reviewed such other corporate records of the Issuer and the Indiana Guarantor, such certificates of public officials and such other matters regarding the Issuer and the Indiana Guarantor as we have deemed necessary or appropriate for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the Issuer and the Indiana Guarantor and the officers thereof set forth in the Transaction Documents and in certificates provided pursuant to or in connection with the Transaction Documents or otherwise provided to us, and upon certificates of public officials, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence of the Indiana Guarantor, we have relied solely upon a certificate of existence of recent date, issued by the Secretary of State of Indiana.

        In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

  (a)
  the due organization, existence and good standing of all parties to the Transaction Documents, except to the extent that we express an opinion in paragraph 1 below regarding the existence of the Indiana Guarantor,

  (b)
  the legal capacity of all natural persons,

  (c)
  the due authorization of the Transaction Documents by all parties thereto, except to the extent that we express an opinion in paragraph 3 below regarding the authorization of the Transaction Documents by the Indiana Guarantor,

  (d)
  the due execution and delivery of the Transaction Documents by all parties thereto, except to the extent that we express an opinion in paragraph 3 below regarding the execution and delivery of the Transaction Documents by the Indiana Guarantor,

  (e)
  the due authorization of the New Notes by the Trustee in the manner provided for in the Indenture,

September 26, 2011

  (f)
  that all parties to the Transaction Documents have the legal right, power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in paragraph 2 below regarding the corporate power and corporate authority of the Indiana Guarantor,

  (g)
  that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are complete, authentic originals and all certified or other reproductions of documents submitted to us conform to the complete, original documents,

  (h)
  that the Transaction Documents are enforceable against the parties thereto in accordance with the Transaction Documents' terms, and

  (i)
  that the indebtedness incurred and obligations undertaken pursuant to the Transaction Documents have been incurred and undertaken for adequate consideration.

        Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

        1.     The Indiana Guarantor is a corporation validly existing under the laws of the State of Indiana.

        2.     The Indiana Guarantor has all necessary corporate power and corporate authority to execute and deliver the Transaction Documents to which it is a party and to enter into and perform its obligations thereunder.

        3.     The execution and delivery of the Transaction Documents to which it is a party and the performance and observance of the provisions thereof have been properly authorized by all necessary corporate actions on the part of the Indiana Guarantor. The Indenture has been duly executed and delivered by the Indiana Guarantor.

        The opinions expressed herein are limited to the laws of the State of Indiana, and we do not express any opinion herein concerning any other laws.

        The opinions expressed herein are qualified as follows:

  (a)
  We express no opinion as to the title to any property or the perfection or priority of any lien on or any security or other interest in any property.

September 26, 2011

  (b)
  The authorization, validity, binding nature and enforceability of the Transaction Documents may be subject to Indiana corporation law restrictions relating to capital or other financial adequacy that would be applicable in the event that any indebtedness, obligation, liability or undertaking of the Company under the Transaction Documents is deemed to be a dividend or distribution.

        Our opinion is rendered as of the date of effectiveness of the Registration Statement and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

        Our opinions herein are rendered in connection with the Registration Statement for the benefit of the Issuer and the benefit of Debevoise & Plimpton, LLP.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of the Notes" in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
STEWART & IRWIN, P.C.
/s/ Stephen W. Sutherlin Stephen W. Sutherlin

SWS/vlj

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  Exhibit 5.17